UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Athersys, Inc.
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Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

To Our Stockholders:

You are invited to attend the 2012 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc. to be held at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 on Wednesday, June 20, 2012 at 8:00 a.m. Eastern Standard Time. We are pleased to enclose the notice of our Annual Meeting, together with a proxy statement, a proxy and an envelope for returning the proxy.

You are asked to: (1) elect the seven Directors nominated by the Board of Directors; and (2) ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2012. Your Board of Directors unanimously recommends that you vote “FOR” the election of each of the seven Director nominees named in the proxy statement and “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2012.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the Annual Meeting and decide to vote in person, you may withdraw your proxy at the meeting. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,

/s/ Gil Van Bokkelen

Gil Van Bokkelen

Chairman and Chief Executive Officer

April 27, 2012

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

June 20, 2012

The 2012 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held on Wednesday, June 20, 2012, at 8:00 a.m. Eastern Standard Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 for the following purposes:

(1)	To elect the seven Directors nominated by the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2012; and

(3)	To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on Monday, April 23, 2012 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.

William Lehmann, Jr.

Secretary

April 27, 2012

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2012

The 2012 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as Athersys or the Company, will be held on Wednesday, June 20, 2012, at 8:00 a.m. Eastern Standard Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114.

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of the Company, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy card are being mailed to stockholders commencing on or about May 2, 2012.

Stockholders of record of the Company at the close of business on Monday, April 23, 2012, will be entitled to vote at the Annual Meeting. On that date, 29,398,024 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which are “non-routine,” without specific instructions from the beneficial owner. Proposal One — Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Proposal Two — Ratification of the Appointment of Ernst & Young LLP as Independent Auditors for The Fiscal Year Ending December 31, 2012, is considered to be a “routine” matter. Accordingly, we do not expect “broker non-votes” on this proposal. The nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, withhold votes and broker non-votes will have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of Directors.

The affirmative vote of the holders of a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2012. Abstentions will have no effect on this proposal as abstentions will not be counted in determining the number of votes cast. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2012 is not binding on the Company.

The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the seven Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2012; and (iii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of the following seven Directors, Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, George M. Milne, Jr., Lorin J. Randall and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting. One of our Directors, George M. Milne, Jr., is not standing for re-election, and a new Director, Kenneth H. Traub has been recommended for election as the designee of Radius Venture Partners, or Radius. Radius has the right to nominate one individual as a Director pursuant to the terms of a securities purchase agreement so long as Radius meets certain ownership requirements. At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.

At the Annual Meeting, seven Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski.

If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information regarding the nominees for Director is set forth below.

Gil Van Bokkelen, 51. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since August 2000. Dr. Van Bokkelen co-founded Athersys, Inc. in 1995 and served as Chief Executive Officer and Director since the Company’s founding. Prior to May 2006, he also served as the Company’s President. Dr. Van Bokkelen is the current Chairman of the Alliance for Regenerative Medicine, a Washington D.C. based consortium of companies, patient advocacy groups, disease foundations, and clinical and research institutions that are committed to the advancement of the field of regenerative medicine. He is also the Chairman of the Board of Governors for the National Center for Regenerative Medicine, and has served on a number of other boards, including the Biotechnology Industry Organization’s ECS board of directors (from 2001 to 2004, and from 2008 to present). He received his Ph.D. in Genetics from Stanford University, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley. Dr. Van Bokkelen brings to the Board leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biopharmaceutical industry. Dr. Van Bokkelen also brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and CEO of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. In addition, having the CEO, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.

Lee E. Babiss, 56. Dr. Babiss has served as a Director since August 2010. Dr. Babiss is currently Chief Scientific Officer and Executive Vice President of Global Laboratory Services of PPD, Inc., a contract research organization, where he has served since February 2010, providing strategic direction and scientific leadership. Dr. Babiss was formerly President and Director of Global Pharmaceutical Research at Roche in Switzerland, a pharmaceutical company, from 1998 until his appointment at PPD, Inc. Prior to Roche, Dr. Babiss spent seven years with Glaxo, Inc., now GlaxoSmithKline, a pharmaceutical company, where he held senior positions, including Vice President of Biological Sciences and Genetics. Dr. Babiss received his doctorate in Microbiology from Columbia University and completed his postdoctoral fellowship at the Rockefeller University, where he served as an assistant and associate professor. Dr. Babiss has received numerous fellowship awards and grants and serves on several scientific advisory committees. Dr. Babiss has authored over 60 technical publications in scientific and medical journals. Dr. Babiss’ brings over 20 years of experience developing and leading research and development programs. His strategic leadership and product development knowledge provide a valuable perspective to the Board.

John J. Harrington, 44. Dr. Harrington has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington co-founded Athersys, Inc. in 1995. Dr. Harrington led the development of the RAGE® technology as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on over 20 issued or pending United States patents, has authored numerous scientific publications, and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he has also held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University. Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.

Ismail Kola, 55. Dr. Kola has served as a Director since October 2010. Dr. Kola has served as Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President of UCB New Medicines, UCB’s discovery research through proof-of-concept organization, since November 2009. Dr. Kola was formerly Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, and Chief Scientific Officer at Schering-Plough Corporation, a pharmaceutical company, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions from January 2003 to March 2007 at Merck, a pharmaceutical company, where he was Senior Vice President and Site Head, Basic Research. From 2000 to 2003, Dr. Kola was Vice President, Research, and Global Head, Genomics Science and Biotechnology, at Pharmacia Corporation. Prior to his position with Pharmacia, Dr. Kola spent 15 years as Professor of Human Molecular Genetics and was Director of the Centre for Functional Genomics and Human Disease at Monash Medical School in Australia. Dr. Kola received his Ph.D. in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola currently serves on the boards of directors of Astex Therapeutics (NASDAQ: ASTX) since May 2010, Biotie Therapies (and previously Synosia who merged with Biotie) since February 2011, and previously served on the board of directors of Ondek Pty Ltd from 2009 to 2011 and Promega Corporation from 2003 to 2007. Dr. Kola has authored 160 technical publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, United Kingdom in 2008. For more than 20 years, Dr. Kola has created a bridge between the scientific and academic worlds though various projects funded by renowned institutes, and Dr. Kola’s experience and leadership in taking numerous drugs from the research stage to market or late stage development brings a unique and valuable perspective to our Board.

Lorin J. Randall, 68. Mr. Randall has served as a Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly-traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the boards of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006, where he serves as chairman of the compensation committee and is a member of the audit and nominations and governance committees, Nanosphere, Inc. (NASDAQ: NSPH) since 2008, where he serves as chairman of the audit committee, and Tengion, Inc. (NASDAQ: TNGN) since 2008, where he serves as chairman of the audit committee and a member of the compensation committee. He previously served on the board of directors of Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009, where he served as chair of the audit committee. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University. Mr. Randall’s strong financial and human resources background and his service on the audit and compensation committees of other companies provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee and the Compensation Committee.

Kenneth H. Traub, 50. Mr. Traub has been the President and Chief Executive Officer of Ethos Management LLC, a private consulting and investment firm since 2009. Mr. Traub served as President, Chief Executive Officer and a director of American Bank Note Holographics, Inc., or ABNH, a global leader in product and document security, from 1999 until its sale in 2008 to JDS Uniphase Corporation, or JDSU, a provider of optical products and measurement solutions for the communications industry. Mr. Traub managed the rebuilding, growth and sale of ABNH. Following the sale of ABNH, Mr. Traub served as vice president of JDSU in 2008. In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in ‘Voice over IP’, and acted as its Executive Vice President, Chief Financial Officer and director until January 1998. Prior to Voxware, he was Vice President of Finance of Trans-Resources, Inc. Mr. Traub currently serves on the boards of the following publicly traded companies: MRV Communications, Inc. (OTC: MRVC) since November 2011 and as Chairman since January 2012 where he is a member of the Audit Committee, Compensation Committee and Nominating and Governance Committee; iPass Inc. (NASDAQ: IPAS) since June 2009, where he is a member of the Compensation Committee and Corporate Governance and Nominating Committee; and MIPS Technologies, Inc. (NASDAQ: MIPS) since December 2011 where he is a member of the Audit Committee. Mr. Traub also served on the board of Phoenix Technologies Ltd. (NASDAQ: PTEC) from November 2009 through its sale in December 2010, where he was a member of the Audit Committee and Compensation Committee. Mr. Traub received a Master’s in Business Administration from Harvard Business School in 1988 and a Bachelor of Arts degree from Emory University in 1983. As a director for Athersys, Mr. Traub contributes his extensive experience and expertise in managing and growing companies to maximize shareholder value.

Jack L. Wyszomierski, 56. Mr. Wyszomierski has served as a Director since June 2010 and is currently retired. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a pharmaceutical company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski currently serves on the board of directors of Xoma Corporation (NASDAQ: XOMA) since 2010, where he serves as chairman of the audit committee and as a member of the compensation committee, Unigene Laboratories, Inc. (OTC:UGNE) since 2012, where he serves as chairman of the audit committee, and Exelixis, Inc. (NASDAQ: EXEL) since 2004, where he serves as chairman of the audit committee. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski’s extensive financial reporting, accounting and finance experience and his service on the audit committees of other public companies, as well as his experience in the healthcare and life sciences industries, provides financial expertise to the Board, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets.

The Board unanimously recommends that stockholders vote FOR the election of each of the seven Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ Capital Market: Lee E. Babiss, Ismail Kola, George M. Milne, Jr., Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski. In making this determination with respect to Dr. Babiss, the Board determined that the provision of certain contract research services to the Company by PPD, Inc., of which Dr. Babiss serves as an executive officer, did not create a material relationship or impair the independence of Dr. Babiss because Dr. Babiss receives no material direct or indirect benefit from such transactions, which were undertaken in the ordinary course of business. Currently, we have two members of management who also serve on the Board: Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Executive Vice President and Chief Scientific Officer. Neither Dr. Van Bokkelen nor Dr. Harrington is considered independent under the independence rules of the NASDAQ Capital Market.

Board Meetings

The Board held 14 meetings during fiscal year 2011. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2011, other than Dr. Babiss, who attended 64% of the total meetings held by the Board of Directors.

Attendance at Annual Meeting

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by six of the seven Directors.

Committees

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominations and Corporate Governance Committee. The Board has adopted a written charter for each of the committees of the Board of Directors. These charters, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.

Audit Committee

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Lorin J. Randall, Jack L. Wyszomierski, George M. Milne, Jr. and Ismail Kola. The Board has determined that each of Mr. Randall and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and an “independent director,” as defined in the NASDAQ listing standards. The Audit Committee held five meetings during fiscal year 2011.

Compensation Committee

The Compensation Committee is responsible for, among other things, annually reviewing and recommending to the Board the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer, reviewing and recommending to the Board the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. In 2011, the Compensation Committee engaged an independent compensation consultant, Arnosti Consulting, Inc., to review the Company’s comparable peer group, and review and make recommendations regarding the (i) general compensation structure, (ii) Company-wide equity incentives, taking into consideration existing agreements with the named executive officers, (iii) cash bonus program, and (iv) Director cash and equity compensation. The Compensation Committee reviews and recommends corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and recommends to the Board the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In recommending incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The current members of the Compensation Committee are Lorin J. Randall, Jack L. Wyszomierski, George M. Milne, Jr. and Lee E. Babiss. The Compensation Committee held five meetings during fiscal year 2011.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. The current members of the Nominations and Corporate Governance Committee are Lee E. Babiss, Lorin J. Randall, George M. Milne, Jr. and Jack L. Wyszomierski. The Nominations and Corporate Governance Committee held one meeting during fiscal year 2011.

The Nominations and Corporate Governance Committee shall identify individuals qualified to become members of the Board and recommend candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.

The Nominations and Corporate Governance Committee also has used an independent search firm in identifying candidates, as needed and routinely identifies potential Director candidates for us. Radius recommended Mr. Traub as a potential nominee for Director, as Radius’ contractual designee. Thereafter, the Nominations Committee evaluated Mr. Traub’s qualifications and initiated a process that resulted in his nomination as a Director.

The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each Director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;

•	a description of any and all arrangements or understandings between the stockholder and each nominee;

•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;

•	a brief description of the nominee’s qualifications to be a Director; and

•	the written consent of the nominee to serve as a Director if so elected.

The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.

Board Leadership Structure

We operate in a complex, dynamic industry. Therefore, the Board of Directors believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board in order to maximize their contributions to the Board;

•	ensure that each other member of the Board has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and

•	facilitate the flow of information between the Board and management of the Company.

The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board of Directors has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent Directors, as necessary. In addition, the committees of the Board are comprised solely of independent Directors. We believe that shared leadership responsibility among the independent Directors, as opposed to a single lead director, results in increased engagement of the Board as a whole, and that having a strong, independent group of Directors fully engaged is important for good governance.

The Board’s Role in Risk Oversight

The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Certain Relationships and Related Person Transactions

We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our Directors, Director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. No related person transactions occurred in fiscal 2011 that required a review by the Audit Committee.

In November 2011, we entered into a purchase agreement with Aspire Capital Fund, LLC, or Aspire Capital, which provides that Aspire Capital is committed to purchase up to an aggregate of $20.0 million of shares of our Common Stock over a two-year term, subject to our election to sell any such shares and the terms and conditions set forth, therein. As part of the purchase agreement, Aspire Capital made an initial investment of $1.0 million in us through the purchase of 666,667 shares of our Common Stock at $1.50 per share and received 266,667 additional shares as compensation for its commitment. As a result of this transaction, combined with shares of our Common Stock that Aspire Capital held prior to the November 2011 transaction, Aspire Capital became one of our larger stockholders, owning more than 5% of our shares of our Common Stock outstanding upon completion of the transaction.

In 2012, we sold an additional 200,000 shares to Aspire Capital pursuant to the purchase agreement at an average price of $1.85 per share. Also, in our March 2012 private placement, Aspire Capital purchased an additional 966,184 shares of Common Stock and five-year warrants to purchase 966,184 shares of Common Stock with an exercise price of $2.07 per share. The securities were sold in multiples of a fixed combination of one share of Common Stock and a warrant to purchase one share of Common Stock at an offering price of $2.07 per fixed combination, for a total purchase price to Aspire Capital of approximately $2.0 million.

Communications with Directors

Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Investors page under “Corporate Governance” — “Contact the Board” on our website at www.athersys.com.

Compensation Committee Interlocks and Insider Participation

In 2011, none of our executive officers or Directors was a member of the Board of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2012. During fiscal year 2011, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2012.

Principal Accountant Fees and Services

Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, and for services related to registration statements were $540,039 for the fiscal year ended December 31, 2011 and $322,090 for the fiscal year ended December 31, 2010. The increase related primarily to services for registration statements filed in 2011.

Audit-Related Fees. Fees paid to Ernst & Young LLP for audit-related services were $3,100 for 2011, and there were no fees paid to Ernst & Young LLP for audit-related services in 2010.

Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $25,000 and $48,000 for the fiscal years ended December 31, 2011 and 2010, respectively.

All Other Fees. There were no other fees paid to Ernst & Young LLP in 2011 or 2010.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

For the fiscal year ended December 31, 2011, 100% of the services described above were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page on our website at www.athersys.com.

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2011. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee

Board of Directors

Lorin J. Randall

Jack L. Wyszomierski

George M. Milne, Jr.

Ismail Kola

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which include Dr. Gil Van Bokkelen, our Chief Executive Officer, Ms. Laura Campbell, our Vice President of Finance, Mr. William (B.J.) Lehmann, Jr., our President and Chief Operating Officer, Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and Dr. Robert Deans, our Executive Vice President of Regenerative Medicine, and places in perspective the data presented in the compensation tables and narratives that follow.

We are an international biotechnology company that is focused in the field of regenerative medicine. We are committed to the discovery and development of best-in-class therapies designed to extend and enhance the quality of human life, and we have established a portfolio of therapeutic product development programs to address significant unmet medical needs in multiple disease areas. As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships or other financial transactions that add to the capital resources of the Company or create value for stockholders.

The following are the highlights of our 2011 compensation and benefit programs:

•	increased the base salaries of our named executive officers; and

•	made awards of cash bonuses to our named executive officers.

The following discussion and analysis of our compensation and benefit programs for 2011 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2012 and beyond may differ materially from our recent past.

Compensation Objectives and Philosophy

Our compensation programs are designed to:

•	recruit, retain, and motivate executives and employees that can help us achieve our core business goals;

•	provide incentives to promote and reward superior performance throughout the organization;

•	facilitate stock ownership and retention by our executives and other employees; and

•	promote alignment between executives and other employees and the long-term interests of stockholders.

The Compensation Committee seeks to achieve these objectives by:

•	establishing a compensation program that is market competitive and internally fair;

•

linking performance with certain elements of compensation through the use of equity grants, cash performance bonuses or other means of compensation, the value of which is substantially tied to the achievement of Company goals; and

•	when appropriate, given the nature of our business, rewarding our executive officers for both company and individual achievements with discretionary bonuses.

Components of Compensation

Our executive compensation program includes the following elements:

•	base salary;

•	cash bonuses;

•	long-term equity incentive plan awards; and

•	retirement and health insurance benefits.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.

Role of the Chief Executive Officer

Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. For 2011, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers in relation to company-specific strategic goals that were established by the Compensation Committee and approved by the Board of Directors related to potential bonus payments and salary adjustments. The Compensation Committee considers the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2011 compensation of our named executive officers below under “Elements of Executive Compensation.”

Elements of Executive Compensation

Base Salary. We pay base salaries to attract executive officers and provide a basic level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are generally reviewed annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.

In 2011, the Compensation Committee and the Board of Directors approved that each of the named executive officers be entitled to receive a 3.52% increase in such officer’s salary for 2011 as compared to 2010 based primarily on Company performance for the year ending December 31, 2010. Effective April 1, 2011, Dr. Deans’ salary was further increased to a base of $300,000 per annum based on his performance.

In 2011, the Compensation Committee and the Board of Directors approved that the Chief Executive Officer will be entitled to receive a 6.30% increase in salary for 2012 as compared to 2011, an adjustment based primarily on competitive information provided to the Compensation Committee by its independent compensation consultant. Also for 2012, the Compensation Committee and the Board of Directors approved that each of the named executive officers be entitled to receive an increase in such officer’s salary for 2012 as compared to 2011 based primarily on Company performance for the year ended December 31, 2011. The increases are as follows: Mr. Lehmann — 3.5%; Dr. Harrington — 3.0%; Dr. Deans — 2.5% (taking into consideration his salary adjustment in April 2011); and Ms. Campbell — 2.75%.

Cash Bonuses. We utilize annual incentive bonuses to reward officers and other employees for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive and employee, but relate generally to strategic factors, including establishment and maintenance of key strategic relationships, advancement of our product candidates, identification and advancement of additional programs or product candidates, and to financial factors, including raising capital and improving our results of operations.

In 2005, in connection with a restructuring of the Company’s internal programs, the Board established an incentive program designed to retain and motivate our executives. The program provided for payments to the executives upon the occurrence of certain business transactions and time-limited financing milestones. The program continues to provide the named executive officers financial participation in the event of certain merger or acquisition or asset sale transactions. In the event of a defined transaction, we would be obligated to make a payment to the named executive officers representing five percent of the consideration received from the transaction, and in the event of a stock-based transaction, the executives would receive fifty percent of any payments due to them in stock. There were no payments under this program in 2011.

In addition, given the nature of our business, when appropriate, we reward our executive officers with discretionary bonuses. Discretionary bonuses were paid to our named executive officers in 2012, for the year ended December 31, 2011, as described in the following paragraph.

The Compensation Committee recommended and the Board approved a cash bonus incentive program for the year ended December 31, 2011 for our named executive officers. Under the 2011 incentive program, each participant is eligible to earn a target bonus of a specified percentage of the named executive officer’s salary during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth below:

		Weighted on
	Target Bonus	Corporate Goals	Functional Performance
Dr. Van Bokkelen	40%	100%	0%

Dr. Harrington	33%	80%	20%

Mr. Lehmann	33%	80%	20%

Dr. Deans	30%	60%	40%

Ms. Campbell	25%	60%	40%

The evaluation of goal achievement is at the discretion of the Compensation Committee of the Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer, whose bonus potential is based 100% on achievement of specified corporate goals). The 2011 corporate goals included progress on MultiStem clinical development, execution against the established budget and operating plan, and achievement of one or more strategic partnerships. However, any bonus ultimately paid under the 2011 incentive program is at the discretion of the Board of Directors based on the recommendation of the Compensation Committee, after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. There was no formally adopted plan document for the 2011 incentive program, although the Compensation Committee recommended and the Board of Directors approved the specific corporate goals, target bonus levels and weightings between corporate and functional performance. The Compensation Committee and the Board of Directors agreed that each of our named executive officers would be entitled to a bonus under the 2011 incentive program as a result of individual performance and the achievement of operational and strategic objectives in 2011, specifically the achievement of patient enrollment goals for the Company’s clinical trials and other program development goals, resulting in the payment of bonuses based on a percentage of such officers’ 2011 base salaries as follows:

	Bonus	Cash Bonus
	Achieved	Paid
Dr. Van Bokkelen	9.9%	$40,000

Dr. Harrington	7.8%	$27,000

Mr. Lehmann	7.8%	$27,000

Dr. Deans	8.1%	$24,300

Ms. Campbell	6.8%	$15,300

For the year ending December 31, 2012, the Compensation Committee recommended and the Board of Directors approved a similar cash bonus incentive plan for our named executive officers. The 2012 plan has no change to the target bonus percentage or the functional performance weightings for our named executive officers. The 2012 corporate goals include advancing and achieving enrollment goals for our clinical programs for MultiStem, executing against the established operating plan and capital acquisition objectives, and advancement of strategic partnership and program activities.

Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our Common Stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of Common Stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our Company.

Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and restricted stock units to our employees, Directors and consultants. Historically, we elected to use stock options as our primary long-term equity incentive vehicle. To date, we have not granted any restricted stock or restricted stock units under our equity compensation plans to our named executive officers or Directors. However, in 2011, we granted restricted stock units to our other employees. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:

•

equity-based awards align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	the value of equity-based awards is based on our performance, because all the value received by the recipient of equity-based awards is based on the growth of our stock price;

•

equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary annual bonus program focus on short-term performance, vesting equity-based awards reward increases in stockholder value over the longer term; and

•	the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.

In the past, in determining the number of equity-based awards to be granted to executives, we took into account the individual’s position, scope of responsibility, ability to affect results and stockholder value, the individual’s historic and recent performance and the value of equity-based awards in relation to other elements of the individual executive’s total compensation. Currently, awards of equity-based awards are granted from time to time under the guidance and approval of the Compensation Committee and the Board of Directors. The Compensation Committee and the Board of Directors periodically review and approve equity-based awards to executive officers based upon a review of competitive compensation data, an assessment of individual performance, a review of each executive’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value. No equity-based awards were conferred to our named executive officers in 2011.

Retirement and Health Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our executive officers, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The executive officers and employees have the ability to participate in these benefits at the same levels. We began making employer contributions to our 401(k) retirement plan in 2011 and contributed approximately $88,000 in 2011. We provide such retirement and health insurance benefits to our employees to retain qualified personnel. In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann, Dr. Deans and Ms. Campbell also receive Company-paid life insurance benefits in the amounts of $2 million for Dr. Van Bokkelen, Dr. Harrington and Mr. Lehmann, and $1 million for Dr. Deans and Ms. Campbell. These additional life insurance policies are provided to these officers due to their extensive travel requirements and contributions to the Company. We have no current plans to change the level of these benefits provided to our named executive officers.

Severance Arrangements

See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements to attract and retain qualified personnel.

Employment Agreements and Arrangements

We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements, see the disclosure under “2011 Summary Compensation Table.”

The 2005 incentive program for our named executive officers provides substantial equity participation in the event of the sale of the Company or substantially all of its assets. The Compensation Committee believes that this program coupled with existing, vested stock option holdings provides strong equity incentives to our named executive officers.

General Tax Deductibility of Executive Compensation

We structure our compensation program to comply with Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. The Compensation Committee manages our incentive programs to qualify for the performance-based exemption; however, it also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

2011 Summary Compensation Table

The following table and narrative set forth certain information with respect to the compensation earned during the fiscal year ended December 31, 2011 by our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Option Awards ($) (1) (f)		All Other Compensation ($) (i)		Total (4) (j)
Gil Van Bokkelen, Chief Executive Officer (2)	2011 2010 2009	$ $ $	404,500 390,741 383,079	$ $ $	40,000 52,750 76,616	$ $ $	0 0 98,250	$ $ $	12,620 9,620 5,000	$ $ $	457,120 453,111 562,945

Laura Campbell, Vice President of Finance	2011 2010 2009	$ $ $	225,365 217,699 213,430	$ $ $	15,300 29,389 42,686	$ $ $	0 0 68,775	$ $ $	5,109 2,109 0	$ $ $	245,774 249,197 324,891

William (BJ) Lehmann, Jr., President and Chief Operating Officer	2011 2010 2009	$ $ $	346,714 334,921 328,354	$ $ $	27,000 45,214 65,671	$ $ $	0 0 88,425	$ $ $	4,673 1,673 1,000	$ $ $	378,387 381,808 483,450

John Harrington, Chief Scientific Officer and Executive Vice President (2)	2011 2010 2009	$ $ $	346,714 334,921 328,354	$ $ $	27,000 45,214 65,671	$ $ $	0 0 88,425	$ $ $	4,355 1,355 1,000	$ $ $	378,069 381,490 483,450

Robert Deans, Executive Vice President, Regenerative Medicine	2011 2010 2009	$ $ $	292,898 262,355 257,211	$ $ $	24,300 35,418 51,442	$ $ $	0 0 78,600	$ $ $	5,620 5,620 6,000	$ $ $	322,818 303,393 393,253

(1)	Amounts in column (f) do not necessarily reflect compensation actually received by our named executive officers. The amounts in column (f) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2009 in accordance with Accounting Standards Codification 718, or ASC 718. Assumptions used in the calculation of these amounts are included in the notes to the audited consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2010 and 2011.
(2)	Drs. Van Bokkelen and Harrington also served as our Directors for 2011, 2010 and 2009, but did not receive any compensation as our Directors.

Employment Agreements and Arrangements

Dr. Gil Van Bokkelen. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as President and Chief Executive Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2012 is $430,000 and his target annual incentive bonus is 40% of his base salary. Dr. Van Bokkelen also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2012) and is provided the use of a company automobile for business use. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Dr. John J. Harrington. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2012 is $357,116 and his target annual incentive bonus is 33% of his base salary. Dr. Harrington also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2012). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Laura K. Campbell. On May 22, 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve initially as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell was entitled to an initial base salary of $70,200, which may be increased at the discretion of the Board of Directors. Her salary for 2012 is $231,562 and her target annual incentive bonus is 25% of her base salary. Ms. Campbell also received options to purchase shares of Common Stock upon her employment that were terminated in 2007, and her current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”

William (B.J.) Lehmann, Jr. On January 1, 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve initially as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Mr. Lehmann was entitled to an initial base salary of $250,000, which may be increased at the discretion of the Board of Directors. His salary for 2012 is $358,849 and his target annual incentive bonus is 33% of his base salary. Mr. Lehmann also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us.

Dr. Robert Deans. On October 3, 2003, we entered into a four-year employment agreement with Dr. Robert Deans to serve initially as Vice President of Regenerative Medicine. The agreement automatically renews for subsequent one-year terms on October 3 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Deans was entitled to an initial base salary of $200,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 30% of his base salary. His salary for 2012 is $307,500 and his target annual incentive bonus is 30% of his base salary. Dr. Deans also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Deans has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us.

Equity Compensation Plans

In June 2007, we adopted two equity compensation plans, which authorize the Board of Directors, or a committee thereof, to provide equity-based compensation in the form of stock options, restricted stock, restricted stock units and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee. Total awards under these plans, as amended, are limited to 5,500,000 shares of Common Stock.

401(k) Plan

We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $16,500 in both 2011 and 2010, and have the amount of the reduction contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board of Directors. We made matching contributions to the 401(k) plan during fiscal 2011 at a maximum rate of fifty cents for every dollar of the first 6% of participant contributions, up to a dollar maximum of $3,000 per participant, which amounted to approximately $88,000 in 2011. We did not make any matching or profit-sharing contributions to the 401(k) plan during fiscal 2010 or 2009. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth outstanding options held by our named executive officers at December 31, 2011.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($)(e)	Option Expiration Date (f)
Gil Van Bokkelen	712,500	0	$5.00	June 8, 2017	(1)
	25,000	0	$5.28	December 23, 2019	(2)
Laura Campbell	200,000	0	$5.00	June 8, 2017	(1)
	17,500	0	$5.28	December 23, 2019	(2)
William (BJ) Lehmann	400,000	0	$5.00	June 8, 2017	(1)
	22,500	0	$5.28	December 23, 2019	(2)
John Harrington	700,000	0	$5.00	June 8, 2017	(1)
	22,500	0	$5.28	December 23, 2019	(2)
Robert Deans	240,000	0	$5.00	June 8, 2017	(1)
	20,000	0	$5.28	December 23, 2019	(2)

(1)	These options were granted on June 8, 2007, vested at a rate of 40% on the grant date and vested 20% in each of the three years thereafter (on a quarterly basis), and were fully exercisable on June 8, 2010.
(2)	These options were granted on December 23, 2009, vested at a rate of 25% per quarter and were fully exercisable on December 24, 2010.

2011 Options Exercised and Stock Vested

None of our named executive officers exercised any stock options during 2011. As of December 31, 2011, our named executive officers did not have any other stock awards other than options.

Potential Payments Upon Termination or Change in Control

Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination. In the event that an executive officer is terminated without cause or terminates employment for good reason, as defined in the agreements, we would be obligated to pay full base salary and other benefits for a defined period, subject to mitigation related to other employment. For Dr. Gil Van Bokkelen and Dr. John Harrington, the defined payment period is 18 months and, for all other executive officers, the period is six months. We would also be obligated to continue the participation of Dr. Gil Van Bokkelen and Dr. John Harrington in all other medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.

The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to Athersys. “Good reason” includes, among other things, demotion, salary reduction, relocation, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options become immediately vested and exercisable. As of December 31, 2011, none of the named executive officers held unvested stock options.

In the event that an executive officer is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

Additionally, in 2005, in connection with the restructuring of the Company’s internal programs, the Board of Directors established an incentive program intended to promote retention and motivation of our executives. The program provides the named executive officers financial participation in the event of certain merger or acquisition or asset sale transactions, obligating us to make a payment to the named executive officers representing five percent of the consideration received from the transaction.

The table below reflects the amount of compensation payable to each named executive officer in the event of termination of such executive’s employment, pursuant to such executive’s employment agreement. The amounts shown assume that such termination was effective as of December 31, 2011 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon their termination.

	Executive Benefit and Payments Upon Separation	Termination Without Cause or Voluntary For Good Reason
Gil Van Bokkelen	Cash Severance Payment	$606,750
	Continuation of Benefits	$23,944

	Total	$630,694

William (BJ) Lehmann, Jr.	Cash Severance Payment	$173,357
	Continuation of Benefits	—

	Total	$173,357

John Harrington	Cash Severance Payment	$520,071
	Continuation of Benefits	$23,944

	Total	$544,015

Robert Deans	Cash Severance Payment	$150,000
	Continuation of Benefits	$—

	Total	$150,000

Laura Campbell	Cash Severance Payment	$112,682
	Continuation of Benefits	$—

	Total	$112,682

(1)	Does not include any amounts payable upon a change in control pursuant to the incentive program established in 2005 as described on the preceding page.

Director Compensation Table for 2011

The following table summarizes compensation paid to our non-employee Directors in 2011:

Name(a)	Fees Earned or Paid in Cash ($)(b)	Option Awards ($)(1)(d)	Total ($)(h)
Lee E. Babiss	$47,250	$34,950	$82,200
Ismail Kola	$44,625	$34,950	$79,575
George M. Milne, Jr.	$52,625	$34,950	$87,575
Lorin J. Randall	$66,500	$34,950	$101,450
Jack L. Wyszomierski	$53,125	$34,950	$88,075

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by our Directors. The amounts in column (d) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2011, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to the 2011 audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Directors had option awards outstanding as of December 31, 2011 for shares of Common Stock as follows: Lee Babiss — 90,000; Ismail Kola 90,000; George Milne — 135,000; Lorin Randall — 135,000; and Jack Wyszomierski — 90,000.

Under our Director compensation program for non-employee Directors prior to 2011, new Directors received an initial stock option grant to purchase 75,000 shares of Common Stock at fair market value on the date of grant, which options vest at a rate of 50% in the first year (on a quarterly basis) and 25% in each of the two years (on a quarterly basis) thereafter. Effective April 1, 2011, after consultation with the independent compensation advisor, the Board approved a revised initial grant for new directors equal to 30,000 shares of Common Stock, which options vest at a rate of 50% in the first year (on a quarterly basis) and 25% in each of the two years (on a quarterly basis) thereafter.

Additionally, the non-employee Directors receive, at each anniversary of service, an option award to purchase 15,000 shares of Common Stock at fair market value on the date of grant. These additional awards vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter. Effective April 1, 2011, after consultation with the independent compensation advisor, the Board approved a change to the vesting schedule for anniversary stock option awards such that new awards vest quarterly over a one-year period, with such anniversary awards issued in June of each year, in connection with our annual stockholder meeting. In June 2011, all five of our non-employee Directors each received such an anniversary stock option award. Also, effective April 1, 2011, all new initial and anniversary stock option awards granted to non-employee Directors have a term of ten years and upon the termination of the Director’s service, the Director will have 18 months in which to exercise the vested portion of his options prior to forfeiture.

For 2010, the non-employee Directors also received cash compensation of $30,000 per year, paid quarterly, plus daily fees of $1,500 for participating in person, or $500 for participating by telephone, at Board meetings. The chair of the Audit Committee received additional cash compensation of $10,000 per year, paid quarterly, and the chair of the Compensation Committee received additional cash compensation of $6,000 per year, paid quarterly. All Audit Committee and Compensation Committee members also received additional meeting fees of $1,000 for participating in person, or $500 for participating by telephone, at each Audit Committee or Compensation Committee meeting. Directors, however, could not receive more than $2,500 in any one day for participation in Board and committee meetings. Effective April 1, 2011, the Board approved a revised cash compensation program for Directors with annual retainers paid quarterly as set forth below, with no meeting fees:

Board Member	$40,000
Audit Committee — Chairman	$15,000
Audit Committee — Member	$7,500
Compensation Committee — Chairman	$10,000
Compensation Committee — Member	$5,000
Nominations and Corporate Governance Committee — Chairman	$6,000
Nominations and Corporate Governance Committee — Member	$3,000

Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board of Director and committee meetings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Athersys Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

Board of Directors

Lorin J. Randall

George M. Milne, Jr.

Jack W. Wyszomierski

Lee E. Babiss

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of March 31, 2012 by:

•	each person known by us to beneficially own more than 5% of our Common Stock;

•	each of our Directors and Director Nominees;

•	each of our named executive officers; and

•	all of our Directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options and warrants held by that person that are exercisable within 60 days of March 31, 2012 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
OrbiMed Advisors LLC and affiliates (1)	2,460,388	8.1%
Radius Venture Partners and affiliates (2)	2,400,000	8.0%
Angiotech Pharmaceuticals, Inc. (3)	1,885,890	6.4%
Aspire Capital Fund, LLC (4)	2,128,967	7.2%

Directors, Director Nominees and Executive Officers
Gil Van Bokkelen (5)	962,304	3.2%
Lee Babiss (6)	58,125	*
John Harrington (7)	824,462	2.7%
Ismail Kola (8)	53,438	*
George Milne (9)	2,540,626	8.4%
Lorin Randall (10)	123,750	*
Kenneth Traub	—	*
Jack Wyszomierski (11)	62,813	*
Laura Campbell (12)	230,829	*
Robert Deans (13)	260,000	*
William (BJ) Lehmann, Jr. (14)	430,650	1.4%
All Directors, Director Nominees and executive officers as a group (11 persons)	5,546,997	16.8%

*	Less than 1%.
(1)	A Schedule 13D/A filed with the SEC on April 29, 2011 reported that OrbiMed Advisors LLC, or OrbiMed, beneficially owned 1,615,700 shares (1,600,450 shares beneficially owned by OrbiMed Private Investments III, LP, or OPI III, and 15,250 shares beneficially owned by OrbiMed Associates III, LP, or Associates, of Common Stock, 750,000 shares (742,925 shares beneficially owned by OPI III and 7,075 shares beneficially owned by Associates) of Common Stock issuable upon the exercise of warrants at $6.00 per share and vested options for 94,688 shares of Common Stock at a weighted average exercise price of $4.45 per share. OrbiMed Capital GP III LLC is the general partner of OPI III, pursuant to the terms of its limited partnership agreement. OrbiMed Advisors LLC acts as investment manager of Associates, pursuant to the terms of its investment advisory agreement. Pursuant to these agreements and relationships, OrbiMed Advisors LLC and OrbiMed Capital GP III LLC have discretionary investment management authority with respect to the assets of these investment accounts and such authority includes the power to vote and otherwise dispose of securities purchased by OPI III and Associates. Samuel Isaly owns, pursuant to the terms of the limited liability company agreement of each of OrbiMed Advisors LLC and OrbiMed Capital GP III LLC, a controlling interest in the outstanding limited liability company interests of each such entity. As a result, Isaly, OrbiMed Advisors LLC and OrbiMed Capital GP III LLC share power to direct the vote and to direct the disposition of the Common Stock. The address for OrbiMed Advisors LLC and its affiliates is 767 3rd Avenue, 30th Floor, New York, New York 10017.

(2)	A Schedule 13D/A filed with the SEC on May 7, 2008 reported that Radius Venture Partners (defined below) beneficially owned 1,600,000 shares (800,000 shares beneficially owned by Radius Venture Partners II, L.P., or Radius II, 103,766 shares beneficially owned by Radius Venture Partners III, L.P., or Radius III, and 696,234 shares beneficially owned by Radius Venture Partners III QP, L.P., or Radius III QP) of Common Stock and 800,000 shares (400,000 shares beneficially owned by Radius II, 51,883 shares beneficially owned by Radius III and 348,117 shares beneficially owned by Radius III QP) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Radius Venture Partners II, LLC is the general partner of Radius II. Radius Venture Partners III, LLC (which together with Radius Venture Partners II, LLC, we refer to as Radius Venture Partners) is the general partner of Radius III and Radius III QP. Daniel C. Lubin and Jordan S. Davis are the managing members of Radius Venture Partners. Radius II has the sole power to vote or direct the vote and to dispose or direct the disposition of the shares beneficially owned by Radius II. Messrs. Lubin and Davis, by virtue of their positions as managing members of the general partner of Radius II, may be deemed to have the shared power to vote or direct the vote of and shared power to dispose or direct the disposition of the shares held by Radius II. Radius III has the sole power to vote or direct the vote and to dispose or direct the disposition of the shares beneficially owned by Radius III, and Radius III QP has the sole power to vote or direct the vote and to dispose or direct the disposition of the shares beneficially owned by Radius III QP. Messrs. Lubin and Davis, by virtue of their positions as managing members of the general partner of Radius III and Radius III QP, may be deemed to have the shared power to vote or direct the vote of and shared power to dispose or direct the disposition of the shares beneficially owned by Radius III and Radius III QP. Additionally, each of Daniel C. Lubin, Jordan S. Davis, Radius Venture Partners II, LLC and Radius Venture Partners III, LLC disclaim beneficial ownership of the shares beneficially owned by Radius II, Radius III and Radius III QP. The address for Radius Venture Partners and its affiliates is 400 Madison Avenue, 8th Floor, New York, New York 10017.
(3)	A Schedule 13G filed with the SEC on June 18, 2007 reported that Angiotech beneficially owned 1,885,890 shares of Common Stock and that Angiotech has sole voting and dispositive power over such shares. The address for Angiotech is 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6.
(4)	Aspire Capital has direct beneficial ownership of 2,128,967 shares of Common Stock. Aspire Capital also holds warrants to purchase 1,066,084 shares of Common Stock; however, these warrants are exercisable only if the holder beneficially owns less than 4.99% of the outstanding shares of Common Stock and, therefore, the shares underlying these warrants are not beneficially owned by Aspire Capital as of the date hereof. Aspire Capital Partners, LLC, or Aspire Partners, as the managing member of Aspire Capital, SGM Holdings Corp., or SGM, as the managing member of Aspire Partners, Steven G. Martin, the president and sole shareholder of SGM and a principal of Aspire Partners, Erik J. Brown, a principal of Aspire Partners, and Christos Komissopoulos, a principal of Aspire Partners, may be deemed to have shared voting and investment power over shares of Common Stock owned by Aspire Capital. Each of Aspire Partners, SGM, Mr. Martin, Mr. Brown and Mr. Komissopoulos disclaims beneficial ownership of the shares of Common Stock held by Aspire Capital. The address for Aspire Capital and its affiliates is 155 North Wacker Drive, Suite 1600, Chicago, Illinois 60606.
(5)	Includes warrants to purchase 5,318 shares of Common Stock at $6.00 per share. Also includes vested options for 737,500 shares of Common Stock at a weighted average exercise price of $5.01 per share.
(6)	Includes vested options for 58,125 shares of Common Stock at a weighted average exercise price of $3.10 per share.
(7)	Includes warrants to purchase 5,318 shares of Common Stock at $6.00 per share. Also includes vested options for 722,500 shares of Common Stock at a weighted average exercise price of $5.01 per share.
(8)	Includes vested options for 53,438 shares of Common Stock at a weighted average exercise price of $2.79 per share.
(9)	Includes 10,000 shares beneficially owned individually and warrants to purchase 5,000 shares of Common Stock at $6.00 per share beneficially owned individually. Also includes 1,600,000 shares (800,000 shares beneficially owned by Radius II, 103,766 shares beneficially owned by Radius III, and 696,234 shares beneficially owned by Radius III QP) of Common Stock. Also includes 800,000 shares (400,000 shares beneficially owned by Radius II, 51,883 shares beneficially owned by Radius III, and 348,117 shares beneficially owned by Radius III QP) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Dr. Milne is a venture partner of each of Radius II, Radius III and Radius III QP and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes vested options for 125,626 shares of Common Stock owned by Dr. Milne at a weighted average exercise price of $3.76 per share.
(10)	Includes vested options for 123,750 shares of Common Stock at a weighted average exercise price of $5.75 per share.

(11)	Includes vested options for 62,813 shares of Common Stock at a weighted average exercise price of $3.03 per share.
(12)	Includes warrants to purchase 266 shares of Common Stock at $6.00 per share. Also includes vested options for 217,500 shares of Common Stock at a weighted average exercise price of $5.02 per share.
(13)	Includes vested options for 260,000 shares of Common Stock at a weighted average exercise price of $5.02 per share.
(14)	Includes warrants to purchase 1,250 shares of Common Stock at $6.00 per share. Also includes vested options for 422,500 shares of Common Stock at a weighted average exercise price of $5.01 per share.

Equity Compensation Plan Information. The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2011, unless otherwise indicated.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders	3,120,456	$4.54	914,544
Equity compensation plan not approved by security holders(1)	1,418,445	$4.79	47,630

Total	4,538,901		962,174

(1)	Includes 1,075 shares of Common Stock issuable upon exercise of stock options that were assumed by BTHC VI in the Company’s reverse merger in June 2007. The other 1,417,370 shares of Common Stock included in this plan category are issued or issuable under our Equity Incentive Compensation Plan. The terms of our Equity Incentive Compensation Plan are substantially similar to the terms of our Amended and Restated 2007 Long-Term Incentive Plan. For information on the terms of these plans, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Program” on page 14 of this proxy statement, as well as “Compensation Discussion and Analysis – Equity Compensation Plans” on page 17 of this proxy statement

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) that were furnished to the Company during or with respect to fiscal year 2011 by persons who were, at any time during fiscal year 2011, Directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met, other than a late Form 4 filing in April for OrbiMed Advisors LLC, OrbiMed Capital GP III LLC and Samuel Isaly, beneficial owners of more than 10% of the outstanding shares of Common Stock, for sales of the Common Stock on April 11, April 12, April 13, April 14, April 15, April 18, April 20, April 21, April 25 and April 26, 2011.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by January 2, 2013 any proposal of a stockholder intended to be presented at the 2013 annual meeting of stockholders of the Company (the “2013 Annual Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2013 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2013 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by March 18, 2013 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2013 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.

The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2011, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by March 19, 2012 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.

William Lehmann, Jr.

Secretary

April 27, 2012

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU

EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN,

DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH

REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JUNE 20, 2012

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2011 are available free of charge at http://ir.athersys.com/annuals.cfm. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2011, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Vice President of Finance at lcampbell@athersys.com. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 12:00 Proxies a.m submitted ., Eastern by Time, the on Internet June or 20, telephone 2012. must be received by ADD 6 Vote by Internet Go to www.investorvote.com/ATHX Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FORTHE 7 LISTED DIRECTOR NOMINEES AND FOR PROPOSAL 2. 1. Election of Directors: For Withhold For Withhold For Withhold+ 01 - Gil Van Bokkelen 02 - John J. Harrington 03 - Lee E. Babiss 04 - Ismail Kola 05 - Kenneth H. Traub 06 - Lorin J. Randall 07 - Jack L. Wyszomierski For Against Abstain 2. Ratification independent of auditors the appointment for the fiscal of Ernst year & ending Young Dec LLP . 31, as 2012. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Please check this box if you plan to attend the Annual Meeting of Stockholders. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 1 3 8 0 1 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01GSRC

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Athersys, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL STOCKHOLDERS MEETING ON JUNE 20, 2012. The undersigned hereby constitutes and appoints Dr. Gil Van Bokkelen, Mr. William Lehmann and Ms. Laura Campbell, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Athersys, Inc. to be held at the Marriott Hotel at KeyCenter, 127 Public Square, Cleveland, Ohio 44114 on June 20, 2012, at 8:00 a.m. EST and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting. SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE